Exhibit 10.74

Certain information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

AMENDMENT TO THE EMPLOYMENT CONTRACT
By and between the undersigned:
Aptargroup UK Holdings Ltd. - French Branch,
Located at 36-38 rue de la Princesse, 78430 Louveciennes, France
Represented by Mr. Robert Kuhn, Executive Vice President and Chief Financial Officer, acting as Legal Representative
And
Mr. Hedi Tlill,
Residing at [***]
The parties hereto agree as follows:
Article l - Duties
As of December 1st, 2019, Mr. Hedi Tlili shall hold the position of President, Food+ Beverage segment of the Aptar Group.
At operational level, Mr. Hedi Tlili shall report directly to the Group President and Chief Executive Officer.
The duties of Mr. Hedi Tlili shall essentially be to direct all global activities of the “Food + Beverage” segment and ensure its growth.
Mr. Hedi Tlili shall be a member of the Group Executive Committee (“Excom”).
The duties of Mr. Hedi Tlili may, by their nature, evolve according to the organization and the activities of the Aptar Group in general.

Article 2 - Remuneration
As of December 1st, 2019, Mr. Hedi Tlili will receive a base gross annual salary equal to € 350 000 (three hundred and fifty thousand euros), settled in 12 (twelve) equal monthly payments, in addition to which he is entitled to:
•An annual Short-Term Incentive (STI), according to STI Compensation Plan of AptarGroup. The target will be 75% (=Seventy-five%) of gross annual base salary. The STI can vary from 0% to 200% of target, as of January 1st 2020.
The STI Compensation Plan may be subject to subsequent amendments.
For 2019, STI calculation will be based on Beauty+ Home EMEA results.
•A profit sharing premium(« interessement »), based on Aptargroup UK Holdings Ltd. - French Branch’s criteria, which may represent up to 8.5% of the annual basis compensation;
•A contribution system from Aptargroup UK Holdings Ltd. - French Branch on the company’s saving plan (« plan d’epargne d’entreprise » - « PEE»), which amounts to € 4,200 (four thousand and two hundred Euros) per year subject to an employee’s contribution during the same period of€ 1,400 (thousand and four hundred Euros) to the PEE;
•A contribution system from Aptargroup UK Holdings Ltd. - French Branch on the company’s retirement saving plan (« plan d’epargne retraite collectif » - « PERCO »), which amounts to € 250 (two hundred and fifty Euros) per year subject to an employee’s contribution during the same period of € 84 (eighty four Euros) to the PERCO.
Aptargroup UK Holdings Ltd. - French Branch will provide Mr. Hedi Tlili with a company car according to the Aptar French car policy. This company car will be taxed as a salary in kind according to the then prevailing tax rules defined by Aptargroup UK Holdings Ltd.
All the other provisions of Hedi Tlili’s initial contract remain unchanged and shall apply “mutatis mutandis”.
This amendment to the employment contract is drawn up in two originals copies.
Executed in Louveciennes, on December 4th, 2019,

Robert Kuhn Legal representative	Hedi Tlili (“Read and Approved”)

CC: Stephan Tanda and Shiela Vinczeller